Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-172480

PROSPECTUS SUPPLEMENT
(To Prospectus dated June 16, 2011)

Up to 15,612,715 Shares of Common Stock

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RECENT DEVELOPMENTS

We have attached to this prospectus supplement, and incorporated by reference into it, our Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on November 21, 2011.

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November 21, 2011

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):
November 18, 2011

Central Pacific Financial Corp.
(Exact name of registrant as specified in its charter)

Hawaii	0-10777	99-0212597
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification No.

220 South King Street, Honolulu, Hawaii	96813
(Address of principal executive offices)	(Zip Code)

(808) 544-0500
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 18, 2011, the Board of Directors of Central Pacific Financial Corp. (the “Company”) amended the Bylaws of the Company to change the number of authorized directors from nine to eight, to conform to the number of directors in office at this time.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits
	3.1	Amendment to Bylaws

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Central Pacific Financial Corp.
(Registrant)

Date: November 21, 2011	/s/ Glenn K. C. Ching
Glenn K.C. Ching
Senior Vice President and Corporate Secretary

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EXHIBIT INDEX

Exhibit No.	Description
3.1	Amendment to Bylaws

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EXHIBIT 3.1

Central Pacific Financial Corp.

Board Of Directors

Resolutions

To

Set Number Of Directors On The Board

WHEREAS, the bylaws (the "Bylaws") of Central Pacific Financial Corp. (the “Corporation”) provide for a variable range-size Board of Directors (“Board”) of not less than seven (7) or more than fourteen (14);

WHEREAS, the Bylaws fix the number of directors at nine (9), but provide that the number of directors may be changed from time to time and fixed by the Board or the stockholders within the limits specified in the Bylaws; and

WHEREAS, it is deemed to be in the best interest of the Corporation and its stockholders to reduce the number of directors on the Board in order to increase efficiency and reduce costs.

NOW THEREFORE, BE IT RESOLVED, that the number of directors shall be decreased to and fixed at eight (8), which number may be changed from time to time as provided in the Bylaws.

RESOLVED FURTHER, that the officers of the Corporation shall be and they hereby are authorized, empowered and directed to do all such things and acts and to make, execute, deliver and file all such instruments and documents on behalf of the Corporation as may be necessary and by them deemed appropriate to implement the foregoing resolutions, and all acts of the officers of the Corporation which are consistent with the purpose and intent of these resolutions shall be and the same hereby are in all respects ratified, approved and confirmed.

Certification by Corporate Secretary

I hereby certify that I am the duly elected, qualified and acting Corporate Secretary of Central Pacific Financial Corp. (the "Corporation"), a Hawaii corporation, and as such, do hereby certify that the foregoing resolutions regarding “To Set the Number of Directors on the Board” (the "Resolutions") were duly adopted by the Board of Directors of the Corporation (the "Board") on November 18, 2011, at a validly and duly called and held meeting at which a quorum was present throughout, and pursuant to the Board’s proper power and authority, and do hereby further certify that the Resolutions are a complete, correct and accurate copy of the Resolutions as presented before and adopted by the Board, and do hereby further certify that the Resolutions are in full force and effect and have not been modified, amended, terminated or rescinded.

IN WITNESS WHEREOF, I have hereunto signed below and affixed the corporate seal of the Corporation on November 18, 2011.

/s/ Glenn K.C. Ching
Glenn K.C. Ching
Corporate Secretary
Central Pacific Financial Corp.